                           ASSET PURCHASE AGREEMENT

                                    BETWEEN

                                ZONAGEN, INC.,

                         FERTILITY TECHNOLOGIES, INC.

                                      AND

                             SAGE BIOPHARMA, INC.



                           Dated as of March 1, 1999

                               TABLE OF CONTENTS

                                                                                                 PAGE
                                                                                                NUMBER
ARTICLE I
              TRANSFER OF BUSINESS, PROPERTIES AND ASSETS......................................    1
        1.1   Sale and Transfer of Business, Properties and Assets.............................    1
        1.2   Assumption of Liabilities........................................................    1
        1.3   Excluded Liabilities.............................................................    2
        1.4   Purchase Price...................................................................    3
        1.5   Payment of Estimated Purchase Price..............................................    3
        1.6   Adjustment to Purchase Price.....................................................    3
        1.7   Allocation of Purchase Price.....................................................    4
ARTICLE II
              CLOSING..........................................................................    5
        2.1   The Closing......................................................................    5
        2.2   Instruments of Conveyance, Transfer, Assumption, Etc.............................    5
        2.3   Further Assurances...............................................................    5
ARTICLE III
              REPRESENTATIONS AND WARRANTIES OF THE SELLER AND ZONAGEN.........................    6
        3.1   Organization and Good Standing...................................................    6
        3.2   Authorization of Agreement.......................................................    6
        3.3   Capitalization...................................................................    6
        3.4   No Subsidiaries..................................................................    7
        3.5   Corporate Records................................................................    7
        3.6   Conflicts; Consents of Third Parties.............................................    7
        3.7   Title to Assets..................................................................    7
        3.8   Financial Statements.............................................................    7
        3.9   No Undisclosed Liabilities.......................................................    8
        3.10  Absence of Certain Developments..................................................    8
        3.11  Taxes............................................................................    9
        3.12  Real Property....................................................................   11
        3.13  Tangible Personal Property.......................................................   12
        3.14  Intangible Property..............................................................   12
        3.15  Material Contracts...............................................................   13
        3.16  Employee Benefits................................................................   13
        3.17  Labor............................................................................   14
        3.18  Litigation.......................................................................   15

        3.19  Compliance with Laws; Permits....................................................   15
        3.20  Environmental Matters............................................................   15
        3.21  Insurance........................................................................   16
        3.22  Inventories; Receivables; Payables...............................................   16
        3.23  Related Party Transactions.......................................................   17
        3.24  Relationships with Customers and Suppliers.......................................   17
        3.25  Banks............................................................................   18
        3.26  No Misrepresentation.............................................................   18
        3.27  Financial Advisors...............................................................   18
        3.28  Shared Services..................................................................   18
        3.29  Asset Transfers..................................................................   18
ARTICLE IV
              REPRESENTATIONS AND WARRANTIES OF PURCHASER......................................   18
        4.1   Organization and Good Standing...................................................   18
        4.2   Authorization of Agreement.......................................................   18
        4.3   Conflicts; Consents of Third Parties.............................................   19
        4.4   Litigation.......................................................................   19
        4.5   Financial Advisors...............................................................   19
ARTICLE V
              COVENANTS........................................................................   19
        5.1   General..........................................................................   20
        5.2   Transition.......................................................................   20
        5.3   Confidentiality..................................................................   20
        5.4   Bulk Transfer Laws...............................................................   21
        5.5   Publicity........................................................................   21
        5.6   Use of Name......................................................................   21
        5.7   Notification of Taxing Authorities...............................................   21
        5.8   Mutual Release...................................................................   21
        6.1   Conditions Precedent to Obligations of Purchaser.................................   22
        6.2   Conditions Precedent to Obligations of Seller....................................   22
ARTICLE VII
              DOCUMENTS TO BE DELIVERED........................................................   23
        7.1   Documents to be Delivered by Seller and Zonagen..................................   23
        7.2   Documents to be Delivered by the Purchaser.......................................   24

ARTICLE VIII
              INDEMNIFICATION..................................................................   24
        8.1   Non-Tax Indemnification..........................................................   24
        8.2   Limitations on Indemnification for Breaches of Representations and Warranties....   25
        8.3   Non-Tax Indemnification Procedures...............................................   25
        8.4   Tax Matters......................................................................   26
        8.5   Tax Treatment of Indemnity Payments..............................................   29
        8.6   Maximum Indemnity Amount.........................................................   29
ARTICLE IX
              NONCOMPETITION...................................................................   29
        9.1   Non-Solicitation and Non-Competition.............................................   29
ARTICLE X
              MISCELLANEOUS....................................................................   30
        10.1  Certain Definitions..............................................................   30
        10.2  Payment of Sales, Use or Similar Taxes...........................................   36
        10.3  Survival of Representations and Warranties.......................................   36
        10.4  Expenses.........................................................................   37
        10.5  Further Assurances...............................................................   37
        10.6  Submission to Jurisdiction; Consent to Service of Process........................   37
        10.7  Entire Agreement; Amendments and Waivers.........................................   37
        10.8  Governing Law....................................................................   38
        10.9  Table of Contents and Headings...................................................   38
        10.10 Notices..........................................................................   38
        10.11 Severability.....................................................................   39
        10.12 Binding Effect; Assignment.......................................................   39

SCHEDULES AND EXHIBITS:

Exhibit A      -Form of Transition Services Agreement
Exhibit B      -Form of Bill of Sale
Exhibit C      -Form of Opinion of Seller' Counsel
Schedule 1.1(a)-Scheduled Tangible Assets
Schedule 1.1(b)-Excluded Assets
Schedule 3.1   -List of jurisdictions where the Business is qualified to do business
Schedule 3.10  -Absence of Certain Developments
Schedule 3.11  -Tax matters
Schedule 3.12  -List of Real Property
Schedule 3.13  -Tangible Personal Property
Schedule 3.14  -Intangible Property
Schedule 3.15  -Material Contracts
Schedule 3.16  -Employee Benefits
Schedule 3.17  -Labor
Schedule 3.18  -Litigation
Schedule 3.19  -Environment Matters
Schedule 3.20  -Insurance
Schedule 3.21  -Related Party Transactions
Schedule 3.22  -Customers and Suppliers
Schedule 3.23  -Banks
Schedule 3.24  -Brokers
Schedule 3.25  -Shares Services

                           ASSET PURCHASE AGREEMENT

        THIS ASSET PURCHASE AGREEMENT is made as of March 1, 1999 (herein, together with the Schedules and Exhibits attached hereto referred to as the "Agreement") between ZONAGEN, INC., a Delaware corporation ("Zonagen"), FERTILITY TECHNOLOGIES, INC., a Massachusetts corporation ("FTI" or "Seller"), and SAGE BIOPHARMA, INC., a Delaware corporation (the "Purchaser").

        WHEREAS, FTI is a wholly owned subsidiary of Zonagen engaged in the business of distributing and selling products for infertility diagnostics and assisted reproduction technique procedures (the "Business");

        WHEREAS, Seller desires to sell and convey to Purchaser, and Purchaser desires to purchase and assume from Seller, certain assets and certain liabilities relating to the Business as described herein, upon the terms and subject to the conditions of this Agreement; and

        WHEREAS, Zonagen, as sole Stockholder of FTI, desires to facilitate the sale by FTI of the Business and accordingly, is willing to enter into the Transition Services Agreement, this Agreement, and take the other actions contemplated by this Agreement, upon the terms and subject to the conditions of this Agreement; and

        WHEREAS, certain terms used in this Agreement are defined in
Section 10.1.

        NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter contained, the parties hereby agree as follows:

                                   ARTICLE I
                  TRANSFER OF BUSINESS, PROPERTIES AND ASSETS

        1.1 Sale and Transfer of Business, Properties and Assets. Subject to the terms and conditions of this Agreement, at the Closing, Seller shall sell, transfer, convey, assign and deliver to Purchaser and Purchaser shall purchase from Seller, the Purchased Assets. It is understood and agreed that those assets listed on Schedule 1.1(a) hereto shall be included, without limitation, in the Purchased Assets (the "Scheduled Tangible Assets") and those assets listed on
Schedule 1.1(b) hereto shall be excluded, without limitation, from the Purchased Assets (the "Excluded Assets"). In addition, Zonagen shall, at the Closing, assign its obligations and rights under the License Agreements referenced in Items 4, 5 and 6 to Schedule 3.14 to Purchaser.

        1.2 Assumption of Liabilities. Upon the terms and subject to the conditions contained herein, at the Closing, Purchaser shall assume only the following Liabilities of the Business (the "Assumed Liabilities"):

        (a) all Liabilities accruing, arising out of, or relating to the Contracts listed on Schedule 3.15 hereto or under the License Agreement referenced in Items 4, 5 and 6 to Schedule 3.14 hereto, solely to the extent such Liabilities either (i) are reflected on the Balance Sheet or incurred after the Balance Sheet Date in the ordinary course of business consistent with past practice, and constitute Current Liabilities, or (ii) relate to periods from and after the Closing Date;

        (b) all of the accounts payable and other accrued expenses (other than those relating to Taxes not yet due and payable but which relate to periods prior to the Determination Date) relating to the Business set forth in the Balance Sheet or incurred after the Balance Sheet Date in the ordinary course of business consistent with past practice, in each case, solely to the extent constituting Current Liabilities; and

        (c) all Taxes to the extent specifically provided in Section 8.4 of this Agreement.

        1.3 Excluded Liabilities. Notwithstanding any other provision of this Agreement, except for the Assumed Liabilities specified in Section 1.2, Purchaser shall not assume or be responsible for any other Liabilities of Seller or Zonagen or any of their respective Affiliates ("Excluded Liabilities"), including, without limitation, any and all Liabilities relating to or arising out of any of the following:

        (a) (i) the sponsorship, administration, contribution obligation of any entity under any Employee Benefit Plan or Pension Plan or termination of any Employee Benefit Plan or Pension Plan on or prior to the Closing Date,
     (ii) the termination of employment of any employee of the Business, including, without limitation, Pam Rogers, or (iii) except as expressly assumed by Purchaser pursuant to Section 2.2(b) hereof, any Liability of Seller to any employee, including, without limitation, Tom L. Lee, arising on or prior to the Closing Date;

        (b) any cause of action, whether or not pending or threatened on the Closing Date, except to the extent arising from acts or omissions that occurred during periods after the Closing Date;

        (c) any failure or alleged failure to comply with, or any violation or alleged violation of, (i) any Permit applicable to the Business or (ii) any Contract or lease, in each case, which failure or violation occurred or was alleged to have occurred prior to the Closing Date;

        (d) any infringement or alleged infringement of the rights of any other Person arising out of the use of any Intellectual Property in connection with the Business prior to the Closing Date;

        (e) any Liability for any Taxes (i) arising from the operation of the Business or the ownership of the Purchased Assets on or before the Closing Date (ii) arising pursuant to any Tax allocation or sharing agreement or (iii) to the extent Seller or Zonagen has specifically agreed to be liable in Section 8.4 of this Agreement;

        (f) any Liabilities pursuant to Environmental Laws and costs and expenses arising from, relating to, in respect of, or incurred in connection with (i) any real property, business entities or assets, whether domestic or foreign, formerly owned, occupied or operated by or in connection with the Business, (ii) the transportation or disposal of any Hazardous Substances to or at any offsite facility or location by or in connection with the Business occurring prior to the Closing Date and (iii) conditions existing or events occurring on or prior to the Closing Date on any real property owned, occupied or operated by or in connection with the Business as of the Closing Date;

        (g) any Liabilities of Seller under all retention agreements, severance agreements, change of control agreements and similar arrangements;

        (h) all intercompany obligations and liabilities owed by the Business to Seller or its Affiliates; or

        (i)  any indebtedness incurred prior to the Closing Date.

        1.4 Purchase Price. Subject to the terms and conditions of this Agreement, and in reliance on the representations, warranties, undertakings and agreements of Seller and Zonagen made hereunder, and in consideration of such sale, conveyance, transfer, assignment and delivery, Purchaser agrees to (i) pay to Seller $2,250,000 (the "Purchase Price"), subject to adjustment as provided in Section 1.6 below, and (ii) assume the Assumed Liabilities pursuant to this Agreement.

        1.5 Payment of Estimated Purchase Price. On the Closing Date, the Purchaser shall pay to the Seller an aggregate of $2,250,000 (the "Estimated Purchase Price"), which shall be paid by the delivery to Seller of a certified or bank cashier's check in New York Clearing House Funds, payable to the order of Seller or, at the Seller's option, by wire transfer of immediately available funds into an account designated by the Seller.

        1.6  Adjustment to Purchase Price.

        (a) As soon as practicable following the Closing Date, Zonagen shall deliver to Purchaser a balance sheet of the Business (the "Determination Date Balance Sheet") as at the close of business on February 28, 1999 (the "Determination Date"). The Determination Date Balance Sheet shall be based upon the books and records of Seller, shall be prepared in accordance with GAAP applied on a basis consistent with the Financial Statements referred to in Section 3.8, and shall present fairly the financial position of the Business as of the Determination Date. Concurrently with the delivery of the Determination Date Balance Sheet, Zonagen shall deliver to Purchaser a notice (the "Current Assets and Current Liabilities Notice") specifying (i) the amount of current assets of the Business as of the Determination Date included in the Purchased Assets, excluding cash and cash equivalents (the "Determination Date Current Assets"), as determined by Zonagen in good faith based on the Determination Date Balance Sheet (the "Current Assets Determination") and (ii) the amount of current liabilities of the Business as of the Determination Date included in the Assumed Liabilities (the "Determination Date Current Liabilities"), as determined by Zonagen in good faith based on the Determination Date Balance Sheet (the "Current Liabilities Determination"). The Current Assets Determination and the Current Liabilities Determination shall become final (the "Final Current Assets and Current Liabilities Determination") thirty (30) days after the Current Assets and Current Liabilities Notice is so delivered by Zonagen unless Purchaser sets forth any objection thereto in a written notice to Zonagen, which notice shall include the basis for Purchaser's objection to the Current Assets Determination or the Current Liabilities Determination, as the case may be, and Purchaser's own determination of the Determination Date Current Assets or the Determination Date Current Liabilities during such thirty (30) day period, in which event the parties shall endeavor in good faith to resolve such dispute within fifteen (15) days after such notice and failing such resolution to mutually agree upon a partner of a Big Five accounting firm to resolve such dispute promptly, and in no event later than 30 days after the 15-day dispute resolution period, and whose determination shall be final and conclusive. The fees and expenses of the accounting firm selected to resolve any dispute with respect to either the Determination Date Current Assets or the Determination Date Current Liabilities, as the case may be, under this Section 1.6(a) shall be borne equally by Purchaser and Zonagen.

        (b) Within 5 days of the Final Current Assets and Current Liabilities Determination, Zonagen shall pay to Purchaser, by the delivery to Purchaser of a certified or bank cashier's check in New York Clearing House funds, payable to the order of Purchaser or, at Purchaser's option, by wire transfer of immediately available funds to an account designated by Purchaser, the amount, if any, by which $416,191 shall exceed the difference of the Determination Date Current Assets less the Determination Date Current Liabilities as so determined (the "Determination Date Working Capital"). If the amount of the Determination Date Working Capital shall exceed $416,191, Purchaser shall pay to Zonagen, by the delivery to Zonagen of a certified or bank cashier's check in New York Clearing House funds, payable to the order of Zonagen or, at Zonagen's option, by wire transfer of immediately available funds to an account designated by Zonagen, the amount of such excess.

        1.7 Allocation of Purchase Price. The Purchase Price (together with any liabilities assumed hereunder and other relevant items) shall be allocated among the Purchased Assets in accordance with the requirements of Section 1060 of the Internal Revenue Code of 1986, as amended (the "Code"). Zonagen and Purchaser shall use their reasonable best efforts to agree upon such allocation. Purchaser shall provide to Zonagen a schedule and supporting material reflecting such allocation for Zonagen's review and consent. Such consent shall not be unreasonably withheld. Zonagen, Seller and Purchaser each agrees to report and file all Tax Returns (including amended Tax Returns and claims for refund) consistent with such allocation, and shall take no position contrary thereto or inconsistent therewith (including, without limitation, in any audits or examinations by any taxing authority or any other proceedings). Zonagen, Seller and Purchaser shall cooperate in the filing of any forms (including Form 8594) with respect to such allocation, including any amendments to such forms required with respect to any adjustment to the Purchase Price pursuant to this Agreement. Notwithstanding any other provisions of this Agreement, the foregoing agreement shall survive the Closing Date without limitation.

                                  ARTICLE II
                                    CLOSING

        2.1 The Closing. Subject to the conditions set forth in Sections 6.1 and
6.2 hereof (or the waiver thereof by the party entitled to waive that condition), the closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Weil, Gotshal & Manges LLP, 767 Fifth Avenue, New York, New York 10153, on March 11, 1999, or such other place or on such other date as Seller, Zonagen and Purchaser may mutually agree. The date on which the Closing shall be held is referred to in this Agreement as the "Closing Date".

        2.2  Instruments of Conveyance, Transfer, Assumption, Etc.

        (a) Seller shall execute and deliver to Purchaser at the Closing: (i) one or more bills of sale, substantially in the form attached hereto as Exhibit B, conveying the Purchased Assets to Purchaser and (ii) assignments with respect to each of the contracts and other agreements and rights to be assigned to Purchaser hereunder and, where required for such assignment, the consent or waiver of any third party, in each case in form reasonably satisfactory to Purchaser.

        (b) In addition, at the Closing, Seller shall take all steps requisite to put Purchaser in actual possession and operating control of the Purchased Assets, including, without limitation, disclosure to such Persons as the Purchaser may designate of Seller's trade secrets and other proprietary information pertaining to the Business.

        2.3 Further Assurances. At the Closing and from time to time after the Closing but not in excess of six months following the Closing, (i) at the request of Purchaser, Seller shall promptly execute and deliver to Purchaser such certificates and other instruments of sale, conveyance, assignment and transfer, and take such other action, as may reasonably be requested by Purchaser more effectively to confirm any obligation assumed by Purchaser pursuant to the Assumed Liabilities and to convey, assign and transfer to and vest in Purchaser or to put Purchaser in possession of the Purchased Assets, and
(ii) at the request of Seller, Purchaser shall promptly execute and deliver to Seller such certificates and other instruments of assumption, and take such other action, to confirm and carry out the assumption by Purchaser of the Assumed Liabilities. To the extent that any consents, waivers or approvals necessary to convey items of Purchased Assets to Purchaser are not obtained prior to the Closing, Seller and Zonagen shall use their reasonable best efforts to: (i) provide to Purchaser, at the request of Purchaser, the benefits of any such Purchased Asset, and hold the same in trust for Purchaser; (ii) cooperate in any reasonable and lawful arrangement, approved by Purchaser, designed to provide such benefits to Purchaser; and (iii) enforce and perform, at the request of Purchaser, for the account of Purchaser, any rights or obligations of Seller arising from any Purchased Asset against or in respect of any third person (including a government or Governmental Body) including the right to elect to terminate any contract, arrangement or agreement in accordance with the terms thereof upon the advice of Purchaser.

                                  ARTICLE III
           REPRESENTATIONS AND WARRANTIES OF THE SELLER AND ZONAGEN

        Zonagen and FTI jointly and severally hereby represent and warrant to the Purchaser that:

        3.1  Organization and Good Standing.

        Each of FTI and Zonagen is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation as set forth above and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now conducted. FTI is duly qualified or authorized to do business as a foreign corporation and is in good standing under the laws of each jurisdiction in which it owns or leases real property and each other jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification or authorization, except where the failure to be so qualified or authorized would not have a Material Adverse Effect. Schedule 3.1 sets forth a list of all states in which FTI is authorized or qualified to do business.

        3.2 Authorization of Agreement. Each of FTI and Zonagen has all requisite power, authority and legal capacity to execute and deliver this Agreement, the Transition Services Agreement in the form of Exhibit A hereto (the "Transition Services Agreement"), and each other agreement, document, or instrument or certificate to be executed by either of them in connection with the consummation of the transactions contemplated by this Agreement (together with this Agreement and the Transition Services Agreement, the "Seller Documents"), and to consummate the transactions contemplated hereby and thereby. This Agreement has been, and each of the Seller Documents will be at or prior to the Closing, duly and validly executed and delivered by FTI and Zonagen as the case may be, and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each of the Seller Documents when so executed and delivered will constitute, legal, valid and binding obligations of FTI and/or Zonagen, as the case may be, enforceable against such party in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

     3.3 Capitalization. The authorized capital stock of FTI consists of 15,000 shares of common Stock, no par value per share (the "Common Stock"). As of the date hereof, there are 10,000 shares of Common Stock issued and outstanding and no shares of Common Stock are held by FTI as treasury stock. All of the issued and outstanding shares of Common Stock were duly authorized for issuance and are validly issued, fully paid and non-assessable.

        3.4 No Subsidiaries. The Purchased Assets do not include any stock or other equity interest in any other Person.

        3.5 Corporate Records. Seller has delivered to Purchaser true, correct and complete copies of the certificate of incorporation (certified by the Secretary of State or other appropriate official of the applicable jurisdiction of organization) and by-laws (certified by the secretary, assistant secretary or other appropriate officer) or comparable organizational documents of FTI.

        3.6 Conflicts; Consents of Third Parties. (a) None of the execution and delivery by Seller or Zonagen of this Agreement and the Seller Documents, the consummation of the transactions contemplated hereby or thereby, or compliance by the Seller or Zonagen with any of the provisions hereof or thereof will (i) conflict with, or result in the breach of, any provision of the certificate of incorporation or by-laws or comparable organizational documents of FTI; (ii) conflict with, violate, result in the breach or termination of, or constitute a default under any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which Seller is a party or by which Seller or any of its properties or assets are bound except as disclosed in Schedule 3.6 hereto;
(iii) violate any statute, rule, regulation, order or decree of any governmental body or authority by which Seller is bound; or (iv) result in the creation of any Lien upon the properties or assets of Seller.

        (b) No consent, waiver, Order or Permit of, or declaration or filing with, or notification to, any Person or Governmental Body is required on the part of the Seller in connection with the execution and delivery of this Agreement or the Seller Documents, or the compliance by the Seller, with any of the provisions hereof or thereof, except as provided in
     Schedule 3.6 hereto.

        3.7 Title to Assets. Schedule 1.1(a) sets forth (i) the tangible assets of the Business (including equipment, furniture, furnishings, leasehold improvements, vehicles and fixtures), the location of such items and the original book value and depreciated book value of such assets where available; and (ii) all individual refundable deposits, prepaid expenses, deferred charges and similar assets as of the Balance Sheet Date. FTI has good and marketable title to, or a valid leasehold interest in, the properties and assets used in the Business, located on the Business Premises, or shown on the Balance Sheet or acquired after the date thereof, free and clear of all Liens, except for Permitted Exceptions and properties and assets disposed of in the ordinary course of business consistent with past practice since the date of the Balance Sheet.

        3.8 Financial Statements. Seller has delivered to Purchaser copies of the unaudited balance sheets of FTI as at December 31, 1996, 1997 and 1998 and the related unaudited statements of income of FTI for the years then ended (such unaudited statements are referred to herein as the "Financial Statements"). Each of the Financial Statements is complete and correct in all material respects, has been prepared in accordance with GAAP (subject to normal year-end adjustments) and in conformity with the practices consistently applied by FTI without modification of the accounting principles used in the preparation thereof and presents fairly the financial position and results of operations of FTI as at the dates and for the periods indicated. The schedule dated March 8, 1999 of international sales by vendor of FTI for the years 1996, 1997 and 1998 is complete and accurate in all material respects.

        For the purposes hereof, the unaudited balance sheet of FTI as at December 31, 1998 is referred to as the "Balance Sheet" and December 31, 1998, is referred to as the "Balance Sheet Date."

        3.9 No Undisclosed Liabilities. Seller has no indebtedness, obligations or liabilities of any kind (whether accrued, absolute, contingent or otherwise, and whether due or to become due) that would have been required to be reflected in, reserved against or otherwise described on the Balance Sheet or in the notes thereto in accordance with GAAP which was not fully reflected in, reserved against or otherwise described in the Balance Sheet or the notes thereto or was not incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date.

        3.10 Absence of Certain Developments. Except as expressly contemplated by this Agreement or as set forth in Schedule 3.10, since the Balance Sheet
Date:

        (a) there has not been any Material Adverse Change nor has there occurred any event which is reasonably likely to result in a Material Adverse Change;

        (b) there has not been any damage, destruction or loss, whether or not covered by insurance, with respect to the property and assets of the Business having a replacement cost of more than $10,000 for any single loss or $25,000 for all such losses;

        (c) there has not been any declaration, setting aside or payment of any dividend or other distribution in respect of any shares of capital stock of FTI or any repurchase, redemption or other acquisition by Seller or Zonagen of any outstanding shares of capital stock or other securities of, or other ownership interest in, FTI;

        (d) Seller has not awarded or paid any bonuses to employees of FTI with respect to the fiscal year ended December 31, 1998, except to the extent accrued on the Balance Sheet or entered into any employment, deferred compensation, severance or similar agreement (nor amended any such agreement) or agreed to increase the compensation payable or to become payable to any employees, agents or representatives of FTI or agreed to increase the coverage or benefits available under any severance pay, termination pay, vacation pay, company awards, salary continuation for disability, sick leave, deferred compensation, bonus or other incentive compensation, insurance, pension or other employee benefit plan, payment or arrangement made to, for or with such directors, officers, employees, agents or representatives (other than normal increases in the ordinary course of business consistent with past practice and that in the aggregate have not resulted in a material increase in the benefits or compensation expense of FTI);

        (e) there has not been any change by FTI or Zonagen in accounting or Tax reporting principles, methods or policies;

        (f) Neither FTI nor Zonagen has not entered into any transaction or Contract with respect to the Business or conducted the Business other than in the ordinary course consistent with past practice;

        (g) Seller has not failed to promptly pay and discharge current liabilities with respect to the Business except where disputed in good faith by appropriate proceedings;

        (h) Neither FTI nor Zonagen has with respect to the Business made any loans, advances or capital contributions to, or investments in, any Person or paid any fees or expenses to Zonagen or any Affiliate of Zonagen;

        (i) Neither FTI nor Zonagen has with respect to the Business mortgaged, pledged or subjected to any Lien any of the Purchased Assets, or acquired any assets or sold, assigned, transferred, conveyed, leased or otherwise disposed of any assets of the Business, except for assets acquired or sold, assigned, transferred, conveyed, leased or otherwise disposed of in the ordinary course of business consistent with past practice;

        (j) Neither FTI nor Zonagen has with respect to the Business discharged or satisfied any Lien, or paid any obligation or liability (fixed or contingent), except in the ordinary course of business consistent with past practice and which, in the aggregate, would not be material to the Business;

        (k) Neither FTI nor Zonagen has with respect to the Business canceled or compromised any debt or claim or amended, canceled, terminated, relinquished, waived or released any Contract or right except in the ordinary course of business consistent with past practice and which, in the aggregate, would not be material to the Business;

        (l) Neither FTI nor Zonagen has with respect to the Business made or committed to make any capital expenditures or capital additions or betterments in excess of $10,000 individually or $25,000 in the aggregate;

        (m) Neither FTI nor Zonagen has instituted or settled any material Legal Proceeding with respect to the Business except as contemplated in Section 6.1(g); and

        (n) Neither FTI nor Zonagen has agreed to do anything set forth in this
     Section 3.10.

        3.11  Taxes.

        (a) Except as set forth in Schedule 3.11(a), (i) all material Tax Returns required to be filed by, on behalf of, or with respect to the Business have been filed on a timely basis with the appropriate Taxing Authority in which such Tax Returns are required to be filed (after giving effect to any valid extensions of time in which to make such filings); and
     (ii) all material Taxes due and payable in respect of such Tax Returns with respect to the Business (whether or not shown on such returns) have been fully and timely paid or are adequately provided for in the Financial Statements.

        (b) With respect to the Business, Seller and its Affiliates do not have any liability for Taxes of any other Person pursuant to Treas. Reg.
     (S) 1.1502-6 (or any similar provision of state, local or foreign law);

        (c) With respect to the Business, Seller and its Affiliates have duly and timely withheld and paid over to the appropriate Taxing Authority all Taxes and other amounts required to be so withheld and paid over for all periods under all applicable laws in connection with amounts paid or owing to any employee, independent contractor, subcontractor, lender, stockholder or other third party or other personnel supplied by any third party.

        (d) Except as set forth in Schedule 3.11(d), neither the Seller nor any of its Affiliates (i) has received notice (written or oral) of any assessment or intent to make any assessment by any Taxing Authority regarding Taxes imposed on or with respect to the Business for any period for which Tax Returns have been filed; (ii) has received any notice (written or oral) of a claim made by any Taxing Authority in a jurisdiction where such parties do not file Tax Returns with respect to the Business that any of them is or may be subject to taxation by that jurisdiction or is obliged to act as withholding agent under the laws of that jurisdiction with respect to the Business; (iii) has any knowledge that there is a dispute or claim concerning any Tax Liability of Seller or its Affiliates with respect to the Business claimed or raised by any Taxing Authority during any presently pending audit or proceeding; and (iv) has any waiver or extension of any statute of limitations that is either in effect or has been in connection with any Tax Returns with respect to the Business.

        (e) There are no Liens on any of the assets of the Business that arose in connection with any failure (or alleged failure) to pay any Taxes.

        (f) Except as set forth in Schedule 3.11(f), the performance of the transactions contemplated by this Agreement will not (either alone or upon the occurrence of any additional or subsequent event) result in, nor do the Assumed Liabilities otherwise provide for, any payment by Purchaser that would constitute an "excess parachute payment" within the meaning of
     Section 280G of the Code.

        (g) Seller is not a foreign person within the meaning of Section 1445 of the Code.

        (h) Except as set forth in Schedule 3.11(h), none of the assets of the Business is (i) property required to be treated as being owned by another Person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986; (ii) "tax-exempt use property" within the meaning of Section 168(h) of the Code; or (iii) tax exempt bond financed property within the meaning of Section 168(g)(5) of the Code.

        (i) Schedule 3.11(i) sets forth each and every Taxing Jurisdiction in which the nature of the Business or the Purchased Assets either requires Seller to (i) file income or franchise tax returns, (ii) collect sales or use taxes, or (iii) pay ad valorem real or personal property taxes.
     Schedule 3.11(i) also sets forth each and every Taxing Jurisdiction in which (i) consummation of the transactions that are the subject of this Agreement subjects the Purchaser to a liability for any Taxes of Seller or its Affiliates; or (ii) the nature of Seller's business or assets requires the Seller or Purchaser to notify a Taxing Authority of the transactions that are the subject of this Agreement, if the failure to make such notification would subject Purchaser to a liability for any Taxes of Seller or its Affiliates.

        3.12  Real Property.

        (a) Schedule 3.12(a) sets forth a complete list of (i) all real property and interests in real property owned in fee by FTI (individually, an "Owned Property" and collectively, the "Owned Properties"), and (ii) all real property and interests in real property leased by FTI (individually, a "Real Property Lease" and the real properties specified in such leases, together with the Owned Properties, being referred to herein individually as a "Company Property" and collectively as the "Company Properties") as lessee or lessor. The Company Property constitutes all interests in real property currently used or currently held for use in connection with the Business and which are necessary for the continued operation of the Business as currently conducted. FTI has a valid and enforceable leasehold interest under each of the Real Property Leases, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity), and FTI has not received any written notice of any default or event that with notice or lapse of time, or both, would constitute a default by FTI under any of the Real Property Leases. All of the Company Property, buildings, fixtures and improvements thereon owned or leased by FTI are in good operating condition and repair (subject to normal wear and tear). Seller has delivered or otherwise made available to the Purchaser true, correct and complete copies of (i) all deeds, title reports and surveys for the Owned Properties and
     (ii) the Real Property Leases, together with all amendments, modifications or supplements, if any, thereto.

        (b) Seller has all material certificates of occupancy and Permits of any Governmental Body necessary or useful for the current use and operation of each Company Property, and Seller has fully complied with all material conditions of the Permits applicable to the Business. No default or violation, or event that with the lapse of time or giving of notice or both would become a default or violation, has occurred in the due observance of any Permit.

        (c) There does not exist any actual or, to the knowledge of Seller, threatened or contemplated condemnation or eminent domain proceedings that affect any Company Property or any part thereof, and Seller has not received any notice, oral or written, of the intention of any Governmental Body or other Person to take or use all or any part thereof.

        (d) Seller has not received any written notice from any insurance company that has issued a policy with respect to any Company Property requiring performance of any structural or other repairs or alterations to such Company Property.

        (e) Seller does not hold, and is not obligated under or a party to, any option, right of first refusal or other contractual right to purchase, acquire, sell, assign or dispose of any real estate or any portion thereof or interest therein.

        3.13  Tangible Personal Property.

        (a) Schedule 3.13(a) sets forth all leases of personal property ("Personal Property Leases") involving annual payments in excess of $10,000 relating to personal property used in the Business. Seller has delivered or otherwise made available to Purchaser true, correct and complete copies of the Personal Property Leases, together with all amendments, modifications or supplements thereto.

        (b) Seller has a valid leasehold interest under each of the Personal Property Leases under which either Seller is a lessee, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity), and there is no default under any Personal Property Lease by Seller or, to the knowledge of Seller, by any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder.

        (c) Seller has good and marketable title to all of the items of tangible personal property reflected in the Balance Sheet (except as sold or disposed of subsequent to the date thereof in the ordinary course of business consistent with past practice), free and clear of any and all Liens other than the Permitted Exceptions. All such items of tangible personal property which, individually or in the aggregate, are material to the operation of the Business are in good condition and in a state of good maintenance and repair (ordinary wear and tear excepted) and are suitable for the purposes used; provided, however, that no representation is made with respect to compliance with year 2000 issues.

        (d) All of the items of tangible personal property used by Seller under the Personal Property Leases are in good condition and repair (ordinary wear and tear excepted) and are suitable for the purposes used.

        3.14 Intangible Property. Schedule 3.14 contains a complete and correct list of each patent, trademark, trade name, service mark and copyright owned or used by FTI or by Zonagen with respect to the Business as well as all registrations thereof and pending applications therefor, and each license or other agreement relating thereto. Except as set forth on Schedule 3.14, each of the foregoing is owned by the party shown on such Schedule as owning the same, free and clear of all mortgages, claims, liens, security interests, charges and encumbrances and is in good standing and not the subject of any challenge. There have been no claims made and neither Zonagen nor Seller has received any notice or otherwise knows or has reason to believe that any of the foregoing is invalid or conflicts with the asserted rights of others. Zonagen and Seller possess all patents, patent licenses, trade names, trademarks, service marks, brand marks, brand names, copyrights, know-how, formulate and other proprietary and trade rights necessary for the conduct of the Business as now conducted, not subject to any restrictions and without any known conflict with the rights of others and neither Zonagen nor Seller has forfeited or otherwise relinquished any such patent, patent license, trade name, trademark, service mark, brand mark, brand name, copyright, know-how, formulate or other proprietary right necessary for the conduct of the Business as conducted on the date hereof. Neither Zonagen nor Seller is under any obligation to pay any royalties or similar payments in connection with any license relating to the Business, except as to the License Agreements described in Items 4, 5 and 6 to Schedule 3.14.

        3.15 Material Contracts. Schedule 3.15 sets forth all of the following Contracts to which Seller is a party or by which it is bound with respect to the Business (collectively, the "Material Contracts"): (i) Contracts with any officer, director or Affiliate of Seller; (ii) Contracts with any labor union or association representing any employee of the Business; (iii) Contracts pursuant to which any party is required to purchase or sell a stated portion of its requirements or output from or to another party; (iv) Contracts for the sale of any of the assets of the Business other than in the ordinary course of business or for the grant to any person of any preferential rights to purchase any of its assets; (v) joint venture agreements; (vi) material Contracts containing covenants of Seller, or any employee of Seller with respect to the Business, not to compete with any Person or with the Business; (vii) Contracts providing for exclusive rights with respect to the purchase or sale of any goods or services by or to Seller in respect of the Business; (viii) Contracts relating to the borrowing of money; (ix) royalty arrangements or (x) any Contracts, with vendors and all other Contracts, which involve the expenditure of more than $25,000 in the aggregate or $10,000 annually or require performance by any party more than one year from the date hereof. There have been made available to Purchaser, its Affiliates and their representatives true and complete copies of all of the Material Contracts. Except as set forth on Schedule 3.15, all of the Material Contracts and other agreements are in full force and effect and are the legal, valid and binding obligation of Seller, enforceable against such parties in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). Except as set forth on Schedule 3.15, Seller is not in default in any material respect under any Material Contracts, nor, to the knowledge of Seller, is any other party to any Material Contract in default thereunder in any material respect.

        3.16  Employee Benefits.

        (a) Schedule 3.16(a) sets forth a complete and correct list of (i) all "employee benefit plans", as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and any other pension plans or employee benefit arrangements, programs or payroll practices (including, without limitation, severance pay, vacation pay, company awards, salary continuation for disability, sick leave, retirement, deferred compensation, bonus or other incentive compensation, stock purchase arrangements or policies, hospitalization, medical insurance, life insurance and scholarship programs) maintained by Seller or Zonagen or to which Seller or Zonagen contributes or is obligated to contribute thereunder with respect to employees of the Business ("Employee Benefit Plans") and (ii) all "employee pension plans", as defined in Section 3(2) of ERISA, maintained by Seller or Zonagen or any trade or business (whether or not incorporated) which are under control, or which are treated as a single employer, with FTI under Section 414(b), (c), (m) or (o) of the ("ERISA Affiliate") or to which Seller or any ERISA Affiliate contributed or is obligated to contribute thereunder ("Pension Plans"). Schedule 3.16(a) clearly identifies, in separate categories, Employee Benefit Plans or Pension Plans that are (i) subject to Section 4063 and 4064 of ERISA ("Multiple Employer Plans"), (ii) multiemployer plans (as defined in
     Section 4001(a)(3) of ERISA) ("Multiemployer Plans") or (iii) "benefit plans", within the meaning of Section 5000(b)(1) of the Code providing continuing benefits after the termination of employment (other than as required by Section 4980B of the Code or Part 6 of Title I of ERISA and at the former employee's or his beneficiary's sole expense).

        (b) Seller does not have any withdrawal or other liability (contingent or otherwise) under Title IV of ERISA with respect to any Multiple Employer Plan or Multiemployer Plan, as a result of the transactions contemplated by this Agreement.

        (c) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment becoming due to any employee of the Business; (ii) increase any benefits otherwise payable under any Employee Benefit Plan or Pension Plan; or (iii) result in the acceleration of the time of payment or vesting of any such benefits.

        3.17  Labor.

        (a) Except as set forth on Schedule 3.17(a), Seller is not a party to any labor or collective bargaining agreement and there are no labor or collective bargaining agreements which pertain to employees of the Business. Seller has delivered or otherwise made available to Purchaser true, correct and complete copies of the labor or collective bargaining agreements listed on Schedule 3.17(a), together with all amendments, modifications or supplements thereto.

        (b) Except as set forth on Schedule 3.17(b), no employees of the Business are represented by any labor organization. No labor organization or group of employees of the Business has made a pending demand for recognition, and there are no representation proceedings or petitions seeking a representation proceeding presently pending or, to the knowledge of the Seller, threatened to be brought or filed, with the National Labor Relations Board or other labor relations tribunal. There is no organizing activity involving the Business pending or, to the knowledge of Seller, threatened by any labor organization or group of employees of the Business.

        (c) There are no (i) strikes, work stoppages, slowdowns, lockouts or arbitrations or (ii) material grievances or other labor disputes pending or, to the knowledge of the Seller, threatened against or involving the Business. There are no unfair labor practice charges, grievances or complaints pending or, to the knowledge of Seller, threatened by or on behalf of any employee or group of employees of the Business.

        3.18 Litigation. Except as set forth in Schedule 3.18, there is no suit, action, proceeding, investigation, claim or order pending or, to the knowledge of Seller or Zonagen, overtly threatened against Seller relating to the Business (or to the knowledge of Seller or Zonagen, pending or threatened, against any of the officers, directors or key employees of FTI with respect to their business activities on behalf of Seller), or to which Seller is otherwise a party, which, if adversely determined, would have a Material Adverse Effect, before any court, or before any governmental department, commission, board, agency, or instrumentality; nor to the knowledge of Seller is there any reasonable basis for any such action, proceeding, or investigation. Seller is not subject to any judgment, order or decree of any court or governmental agency relating to the Business except to the extent the same are not reasonably likely to have a Material Adverse Effect and Seller is not engaged in any legal action to recover monies due it or for damages sustained by it in relation to the Business.

        3.19 Compliance with Laws; Permits. Seller is in compliance with all Laws applicable to the Business or the Purchased Assets, except for such non-compliances as would not, individually or in the aggregate, have a Material Adverse Effect. Seller has all governmental permits and approvals from state, federal or local authorities which are required to operate the Business, except for those the absence of which would not, individually or in the aggregate, have a Material Adverse Effect.

        3.20 Environmental Matters. Except as set forth on Schedule 3.20 hereto:

        (a) the operations of the Business are in compliance with all applicable Environmental Laws and all permits issued pursuant to Environmental Laws or otherwise;

        (b) FTI has obtained all permits required under all applicable Environmental Laws necessary to operate its business;

        (c) Seller is not the subject of any outstanding written order or Contract with any governmental authority or Person with respect to the Business concerning (i) Environmental Laws, (ii) Remedial Action or (iii) any Release or threatened Release of a Hazardous Material;

        (d) Seller has not received any written communication alleging both that Seller with respect to the Business may be in violation of any Environmental Law, or any permit issued pursuant to Environmental Law, or may have any liability under any Environmental Law;

        (e) Seller does not have, with respect to the Business, any current contingent liability in connection with any Release of any Hazardous Materials into the indoor or outdoor environment (whether on-site or off-site);

        (f) to Seller's knowledge, there are no investigations of the Business or the Purchased Assets, pending or threatened which could lead to the imposition of any liability pursuant to Environmental Law;

        (g) there is not located at any of the properties of the Business any
     (i) underground storage tank, (ii) asbestos-containing material or (iii) equipment containing polychlorinated biphenyls; and,

        (h) Seller has provided to Purchaser all environmentally related audits, studies, reports, analyses, and results of investigations that have been performed with respect to the currently or previously owned, leased or operated properties of FTI or the Business.

        3.21 Insurance. Schedule 3.21 sets forth a complete and accurate list of all policies of insurance of any kind or nature currently covering the Business or any employees, properties or assets of the Business, including, without limitation, policies of life, disability, fire, theft, workers compensation, employee fidelity, product liability and other casualty and liability insurance. All such policies are in full force and effect, and, to the Seller's knowledge, FTI is not in default of any provision thereof, except for such defaults as would not, individually or in the aggregate, have a Material Adverse Effect.

        3.22  Inventories; Receivables; Payables.

        (a) The inventories of the Business are in good and marketable condition, and are saleable in the ordinary course of business. Adequate reserves have been reflected in the Balance Sheet for shorts, drops, off-cuts, obsolete or otherwise unusable inventory, which reserves were calculated in a manner consistent with past practice and in accordance with GAAP consistently applied.

        (b) All accounts receivable of the Business have arisen from bona fide transactions in the ordinary course of business consistent with past practice. Except as disclosed on Schedule 3.22, all accounts receivable of the Business reflected on the Balance Sheet are good and collectible at the aggregate recorded amounts thereof, net of any applicable reserve for returns or doubtful accounts reflected thereon, which reserves are adequate and were calculated in a manner consistent with past practice and in accordance with GAAP consistently applied. All accounts receivable arising after the Balance Sheet Date and prior to the Closing Date are good and collectible at the aggregate recorded amounts thereof, net of any applicable reserve for returns or doubtful accounts, which reserves are adequate and were calculated in a manner consistent with past practice and in accordance with GAAP consistently applied.

        (c) All accounts payable of the Business reflected in the Balance Sheet or arising after the date thereof are the result of bona fide transactions in the ordinary course of business and have been paid or are not yet due and payable.

        3.23 Related Party Transactions. Except as set forth on Schedule 3.23, neither Seller nor any of its Affiliates has borrowed any moneys from or has outstanding any indebtedness or other similar obligations to the Business. Except as set forth in Schedule 3.23, neither Seller nor its Affiliates nor any officer or employee of any of them (i) owns any direct or indirect interest of any kind in, or controls or is a director, officer, employee or partner of, or consultant to, or lender to or borrower from or has the right to participate in the profits of, any Person which is (A) a competitor, supplier, customer, landlord, tenant, creditor or debtor of FTI, (B) engaged in a business related to the Business, or (C) a participant in any transaction to which FTI or Zonagen with respect to the Business is a party or is a party to any Contract with FTI or Zonagen with respect to the Business to any Contract with FTI.

        3.24 Relationships with Customers and Suppliers. (a) Seller and Zonagen believe that the relationships of Seller with the existing customers and suppliers of the Business are sound, and, to the knowledge of the Seller, except as disclosed in Schedule 3.24 there is no reasonable basis to believe that any of the primary customers or suppliers of the Business will materially and adversely change the manner in which they currently conduct business with FTI, provided, however that nothing herein is intended to express any representation or warranty on any impact that this Agreement and the transactions contemplated herein may have on any such relationships.

        (b) To the knowledge of Seller and Zonagen, there has been no written or oral communication, fact, event or action which exists or has occurred within 120 days prior to the date of this Agreement that would indicate that any of the following shall terminate or materially reduce its business with FTI:

        (i) any current customer of the Business which accounted for over 5% of total consolidated net sales of FTI for its most recently completed fiscal year; or

        (ii) any current supplier of items essential to the conduct of the Business, which items cannot be replaced at comparable cost and the loss of which would have a Material Adverse Effect.

        (c) Since the Balance Sheet Date, (A) FTI has retained all sales personnel employed in connection with the operation of the Business and (B) no customer (or group of customers) purchasing in the aggregate of $25,000 in products and services of the Business on a yearly basis has terminated its relationship with FTI.

        (d) The database to be furnished at Closing by Seller to Purchaser contains the names and addresses of all customers of the Business during fiscal year 1998. All contracts and agreements with such customers are valid, effective and enforceable and Schedule 3.24 sets forth all customers who have account balances that are in excess of 90 days past due and the amount of any such delinquent account balances.

        3.25 Banks. Schedule 3.25 contains a complete and correct list of the names and locations of all banks in which FTI has accounts or safe deposit boxes and the names of all persons authorized to draw thereon or to have access thereto. Except as set forth on Schedule 3.25, no person holds a power of attorney to act on behalf of FTI.

        3.26 No Misrepresentation. No representation or warranty of Seller or Zonagen contained in this Agreement or in any schedule hereto or in any certificate or other instrument furnished by Seller or Zonagen to Purchaser pursuant to the terms hereof, to the extent such representations and warranties relate to Seller, Zonagen or the Business contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading.

        3.27 Financial Advisors. Except as set forth on Schedule 3.27, no Person has acted, directly or indirectly, as a broker, finder or financial advisor for the Seller or Zonagen in connection with the transactions contemplated by this Agreement and no Person is entitled to any fee or commission or like payment in respect thereof.

        3.28 Shared Services. Except as described in Schedule 3.28 hereto, there are no material assets or services of or provided to FTI that are allocated or shared between FTI and any other operating unit, division or business of Zonagen.

        3.29 Asset Transfers. Prior to the execution and delivery of this Agreement, Zonagen has conveyed to FTI those assets of Zonagen and its Affiliates used in or relating to the Business as set forth on Schedule 3.29, and FTI has conveyed to Zonagen all cash on hand and in all bank accounts on the Determination Date and those assets of FTI, unrelated to the Business as set forth on Schedule 3.29.

                                  ARTICLE IV
                  REPRESENTATIONS AND WARRANTIES OF PURCHASER

        Purchaser hereby represents and warrants to Seller and Zonagen that:

        4.1 Organization and Good Standing. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

        4.2 Authorization of Agreement. Purchaser has full corporate power and authority to execute and deliver this Agreement, the Transition Services Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement or to be executed by Purchaser in connection with the consummation of the transactions contemplated hereby and thereby (together with the Transition Services Agreement, the "Purchaser Documents"), and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Purchaser of this Agreement and each Purchaser Document have been duly authorized by all necessary corporate action on behalf of the Purchaser. This Agreement has been, and each Purchaser Document will be at or prior to the Closing, duly executed and delivered by Purchaser and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each Purchaser Document when so executed and delivered will constitute, legal, valid and binding obligations of Purchaser, enforceable against the Purchaser in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

        4.3  Conflicts; Consents of Third Parties.

        (a) Neither the execution and delivery by Purchaser of this Agreement and of the Purchaser Documents, nor the compliance by Purchaser with any of the provisions hereof or thereof will (i) conflict with, or result in the breach of, any provision of the certificate of incorporation or by-laws of Purchaser, (ii) conflict with, violate, result in the breach of, or constitute a default under any note, bond, mortgage, indenture, license, agreement or other obligation to which the Purchaser is a party or by which Purchaser or its properties or assets are bound or (iii) violate any statute, rule, regulation, order or decree of any Governmental Body or authority by which Purchaser is bound, except, in the case of clauses (ii) and (iii), for such violations, breaches or defaults as would not, individually or in the aggregate, have a Material Adverse Effect on the business, properties, results of operations, prospects, conditions (financial or otherwise) of Purchaser and its subsidiaries, taken as a whole.

        (b) No consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Body is required on the part of Purchaser in connection with the execution and delivery of this Agreement or the Purchaser Documents or the compliance by Purchaser with any of the provisions hereof or thereof.

        4.4 Litigation. There are no Legal Proceedings pending or, to the knowledge of Purchaser, threatened that are reasonably likely to prohibit or restrain the ability of Purchaser to enter into this Agreement or consummate the transactions contemplated hereby.

        4.5 Financial Advisors. No Person has acted, directly or indirectly, as a broker, finder or financial advisor for the Purchaser in connection with the transactions contemplated by this Agreement and no person is entitled to any fee or commission or like payment in respect thereof.

                                   ARTICLE V
                                   COVENANTS

        The parties hereto agree as follows with respect to the period following the Closing:

        5.1 General. In the event that at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the parties hereto will take such further action (including the execution and delivery of such further instruments and documents) as any other party reasonably may request, all at the sole cost and expense of the requesting party (unless the requesting party is entitled to indemnification therefor under Article VIII below). Seller acknowledges and agrees that from and after the Closing, Purchaser will be entitled to possession of all documents, books, records, agreements, and financial data of any sort relating to the Purchased Assets or the Business, provided that Seller will be afforded access thereto upon request for the purpose of preparing Tax Returns, complying with the terms of Section 1.6 hereof, dealing with examinations or audits or performing their indemnification obligations under Article VIII hereof.

        5.2 Transition. Unless otherwise requested by Purchaser, Seller will not, and will cause their Affiliates not to, take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier, or other business associate of FTI or Zonagen with respect to the Business from maintaining the same business relationships with Purchaser after the Closing as it maintained with respect to the Business prior to the Closing.

        5.3 Confidentiality. Seller and Zonagen will treat and hold as such all of the Confidential Information, refrain from using any of the Confidential Information except in connection with this Agreement, and deliver promptly to Purchaser or destroy, at the request and option of Purchaser, all tangible embodiments (and all copies) of the Confidential Information which are in their possession. In the event that Seller or Zonagen is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, such party will notify Purchaser promptly of the request or requirement so that Purchaser may seek an appropriate protective order or waive compliance with the provisions of this Section 5.3. If, in the absence of a protective order or the receipt of a waiver hereunder, Seller or Zonagen is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, then Seller or Zonagen may disclose the Confidential Information to such tribunal; provided, however, that Seller or Zonagen shall use its reasonable efforts to obtain, at the request of Purchaser, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as Purchaser shall designate. The foregoing provisions shall not apply to any Confidential Information which is generally available to the public immediately prior to the time of disclosure, or was disclosed to Seller or Zonagen by a third party not in violation of an existing confidentiality agreement with or duty in favor of Purchaser; is independently developed by employees of Seller or Zonagen not privy to such Confidential Information; or is necessary to be disclosed in order for Seller or Zonagen to comply with the terms of this Agreement. The obligations contained herein terminate on the third anniversary of the Closing Date.

        5.4 Bulk Transfer Laws. Notwithstanding anything to the contrary in this Agreement, the parties hereby waive compliance with any bulk transfer or similar laws of any jurisdiction in connection with the transactions contemplated by this Agreement.

        5.5 Publicity. Neither the Seller, Zonagen nor the Purchaser shall issue any press release or public announcement concerning this Agreement or the transactions contemplated hereby without obtaining the prior written approval of the other party hereto, which approval will not be unreasonably withheld or delayed, unless, in the sole judgment of the Purchaser or Zonagen, disclosure is otherwise required by applicable Law or by the applicable rules of any stock exchange on which Purchaser or Zonagen lists securities, provided that, to the extent required by applicable law, the party intending to make such release shall use its best efforts consistent with such applicable law to consult with the other party with respect to the text thereof.

        5.6 Use of Name. To the knowledge of Seller, upon the consummation of the transaction contemplated hereby, Purchaser shall have the sole right to the use of the name "Fertility Technologies, Inc." and the Seller shall not, and shall not cause or permit any Affiliate to, use such name or any variation of simulation thereof in any venture involving the Business or any related business. Promptly following the Closing, FTI shall change its corporate name in order to comply herewith.

        5.7 Notification of Taxing Authorities. Except as otherwise provided in
Section 8.4, Seller shall notify any Taxing Authority of the transactions contemplated by this Agreement in the form and in the manner required by applicable Tax law and regulations in any Taxing Jurisdiction, if the failure to make such notifications or receive any available tax clearances would subject Purchaser to any Taxes of Seller or its Affiliates.

        5.8 Mutual Release. The parties hereto, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, forever release and discharge the other and their present and former parents, subsidiaries and affiliates and each of their present and former officers, employees, directors, agents, attorneys, successors and assigns from any and all actions, causes of action, suits, debts sums of money, judgments, claims and any liability whatsoever, known or unknown, matured or unmatured, which either party had or hereafter has, can, shall or may have, from the beginning of the world to the date hereof, pertaining to the litigations styled Sage BioPharma, Inc. et. al. v. Vivan et al., No. 98 Civ. 8360 (S.D.N.Y.) and Sage BioPharma, Inc. et. al. v. Berman et. al., No. 98 Civ. 1964 (W.D. Pa.). Nothing in this mutual release shall be construed in any way to release the parties hereto from any liability, if any should arise, relating to this Agreement or the Transition Services Agreement or the documents entered into in connection herewith or therewith or the transactions contemplated hereby or thereby.

                                  ARTICLE VI
                             CONDITIONS TO CLOSING

        6.1 Conditions Precedent to Obligations of Purchaser. The obligation of the Purchaser to consummate the transactions contemplated by this Agreement is subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived by Purchaser in whole or in part to the extent permitted by applicable law):

        (a) all representations and warranties of Seller and Zonagen contained herein qualified as to materiality shall be true and correct, and the representations and warranties of the Seller and Zonagen contained herein not qualified as to materiality shall be true and correct in all material respects, at and as of the Closing Date, except to the extent expressly made as of an earlier date;

        (b) Seller and Zonagen shall have performed and complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by Seller and Zonagen on or prior to the Closing Date;

        (c) there shall not have been or occurred any Material Adverse Change since the Balance Sheet Date;

        (d) Seller and/or Zonagen shall have obtained all consents and waivers referred to in Section 3.6 hereof, in a form reasonably satisfactory to Purchaser, which are necessary to consummate the transactions contemplated by this Agreement and the Seller Documents;

        (e) no Legal Proceedings shall have been instituted or threatened or claim or demand made against Seller, Zonagen, or Purchaser seeking to restrain or prohibit or to obtain damages which individually or in the aggregate would reasonably be expected to have a Material Adverse Effect on the Business, with respect to the consummation of the transactions contemplated hereby, and there shall not be in effect any Order by a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby;

        (f) Seller shall provide Purchaser with an affidavit of non-foreign status that complies with Section 1445 of the Code (a "FIRPTA Affidavit");

        (g) Purchaser and Seller shall have caused the dismissal of the litigation between them or their Affiliates and employees pursuant to mutually agreeable documentation; and

        (h) Seller has obtained from all Taxing Authorities located in the Taxing Jurisdictions listed in Schedule 3.11 any tax clearances available under the laws of the applicable Taxing Jurisdiction relieving Purchaser of any liabilities of Seller or its Affiliates, except as otherwise provided in Section 8.4.

        6.2 Conditions Precedent to Obligations of Seller. The obligations of Seller and Zonagen to consummate the transactions contemplated by this Agreement are subject to the fulfillment, prior to or on the Closing Date, of each of the following conditions (any or all of which may be waived by Seller or Zonagen in whole or in part to the extent permitted by applicable law):

        (a) all representations and warranties of Purchaser contained herein qualified as to materiality shall be true and correct, and all representations and warranties of Purchaser contained herein not qualified as to materiality shall be true and correct in all material respects, at and as of the Closing Date except to the extent expressly made as of an earlier date;

        (b) Purchaser shall have performed and complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by Purchaser on or prior to the Closing Date;

        (c) there shall not be in effect any Order by a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby; and

        (d) Purchaser and Seller shall have caused the dismissal of the litigation between them or their Affiliates and employees pursuant to mutually agreeable documentation.

                                  ARTICLE VII
                           DOCUMENTS TO BE DELIVERED

        7.1 Documents to be Delivered by Seller and Zonagen. At the Closing, Seller and Zonagen shall deliver, or cause to be delivered, to Purchaser the following:

        (a) certificates (dated the Closing Date and in form and substance reasonably satisfactory to the Purchaser) executed on behalf of the Seller and Zonagen certifying as to the fulfillment of the conditions specified in Sections 6.1(a), 6.1(b), 6.1(c) and 6.1(e);

        (b) the opinion of Andrews & Kurth LLP, counsel to the Seller and Zonagen dated the Closing Date and in form and substance acceptable to Purchaser;

        (c) copies of all consents and waivers referred to in Section 6.1(d) hereof;

        (d)  duly executed FIRPTA Affidavits for the Seller;

        (e) the Transition Services Agreement, dated as of the Closing Date, duly executed by Zonagen and FTI;

        (f)  a receipt for the Estimated Purchase Price paid at Closing; and

        (g)  such other documents as Purchaser shall reasonably request.

        7.2 Documents to be Delivered by the Purchaser. At the Closing, Purchaser shall deliver to Seller and Zonagen the following:

        (a) an instrument of assumption of the Assumed Liabilities, in form and substance acceptable to Seller and Zonagen;

        (b)  the Estimated Purchase Price payable on the Closing;

        (c) the Transition Services Agreement, dated as of the Closing Date, duly executed by Purchaser; and

        (d)  such other documents as Seller shall reasonably request.

                                 ARTICLE VIII
                                INDEMNIFICATION

        8.1  Non-Tax Indemnification.

        (a) Subject to Sections 8.2, 8.3, 8.6 and 10.3 hereof, Seller and Zonagen jointly and severally hereby agree to indemnify and hold the Purchaser and its directors, officers, employees, Affiliates, agents, successors and assigns (collectively, the "Purchaser Indemnified Parties") harmless from and against any and all losses, liabilities, obligations, damages, costs and expenses based upon, attributable to or resulting from
     (i) the failure of any representation or warranty of Seller and Zonagen set forth in Article III hereof, or any representation or warranty contained in any certificate delivered by or on behalf of Seller or Zonagen pursuant to this Agreement, to be true and correct in all respects as of the date made;
     (ii) the breach of any covenant or other agreement on the part of Seller or Zonagen under this Agreement and (iii) any Excluded Liabilities and any other liabilities relating to the Business resulting from the activities of the Business prior to the Closing Date other than the Assumed Liabilities, together with any and all notices, actions, suits, proceedings, claims, demands, assessments, judgments, costs, penalties and expenses, including attorneys' and other professionals' fees and disbursements (collectively, "Expenses") incident to any and all losses, liabilities, obligations, damages, costs and expenses with respect to which indemnification is provided hereunder (collectively, "Losses").

        (b) Subject to Section 8.2, Purchaser hereby agrees to indemnify and hold Seller, Zonagen and their respective directors, officers, employees, Affiliates, agents, successors and assigns (collectively, the "Seller Indemnified Parties") harmless from and against, subject to Section 10.3, any and all Losses based upon, attributable to or resulting from (i) the failure of any representation or warranty of Purchaser set forth in Article IV hereof, or any representation or warranty contained in any certificate delivered by or on behalf of the Purchaser pursuant to this Agreement, to be true and correct in all respects as of the date made, (ii) the breach of any covenant or other agreement on the part of the Purchaser under this Agreement, and
     (iii) any Assumed Liabilities and any other Liabilities relating to the Business (other than the Excluded Liabilities) occurring from and after the Closing Date, together with any and all Expenses incident to the foregoing.

        8.2 Limitations on Indemnification for Breaches of Representations and Warranties.

        An indemnifying party shall not have any liability under Section 8.1(a)(i) or Section 8.1(b)(i) hereof unless the aggregate amount of Losses, Expenses and Taxes to the indemnified parties finally determined to arise thereunder, exceeds $25,000 (the "Basket") and, in such event, the indemnifying party shall be required to pay the entire amount of such Losses and Expenses in excess of $25,000 (the "Deductible"), subject to the terms of Sections 8.3, 8.6, and 10.3 in all cases.

        8.3  Non-Tax Indemnification Procedures.

        (a) In the event that any Legal Proceedings shall be instituted or that any claim or demand ("Claim") shall be asserted by any Person in respect of which payment may be sought under Section 8.1 hereof (regardless of the Basket or the Deductible referred to above), the indemnified party shall reasonably and promptly cause written notice of the assertion of any Claim of which it has knowledge which is covered by this indemnity to be forwarded to the indemnifying party. The indemnifying party shall have the right, at its sole option and expense, to be represented by counsel of its choice, which must be reasonably satisfactory to the indemnified party, and to defend against, negotiate, settle or otherwise deal with any Claim which relates to any Losses indemnified against hereunder. If the indemnifying party elects to defend against, negotiate, settle or otherwise deal with any Claim which relates to any Losses indemnified against hereunder, it shall within ten (10) days (or sooner, if the nature of the Claim so requires) notify the indemnified party of its intent to do so and acknowledge its responsibility for such claims hereunder, in which event the indemnifying party shall be entitled to control the defense of the claims in its sole discretion and to settle any such claim so long as the indemnified parties shall be completely discharged and released therefrom. If the indemnifying party elects not to defend against, negotiate, settle or otherwise deal with any Claim which relates to any Losses indemnified against hereunder, fails to notify the indemnified party of its election as herein provided or contests its obligation to indemnify the indemnified party for such Losses under this Agreement, the indemnified party may defend against, negotiate, settle or otherwise deal with such Claim. If the indemnifying party shall assume the defense of any Claim, the indemnified party may participate, at his or its own expense, in the defense of such Claim; provided, however, that such indemnified party shall be entitled to participate in any such defense with separate counsel at the expense of the indemnifying party if, (i) so requested by the indemnifying party to participate or (ii) in the reasonable opinion of counsel to the indemnified party and indemnifying party, a conflict or potential conflict exists between the indemnified party and the indemnifying party that would make such separate representation advisable; and provided, further, that the indemnifying party shall not be required to pay for more than one such counsel for all indemnified parties in connection with any Claim. The parties hereto agree to cooperate fully with each other in connection with the defense, negotiation or settlement of any such Claim, provided, however, that the indemnified party shall not settle any such Claim without the prior written consent of the indemnifying party which shall not be unreasonably withheld.

        (b) After any final judgment or award shall have been rendered by a court, arbitration board or administrative agency of competent jurisdiction and the expiration of the time in which to appeal therefrom, or a settlement shall have been consummated, or the indemnified party and the indemnifying party shall have arrived at a mutually binding agreement with respect to a Claim hereunder, the indemnified party shall forward to the indemnifying party notice of any sums due and owing by the indemnifying party pursuant to this Agreement with respect to such matter and the indemnifying party shall be required to pay all of the sums so due and owing to the indemnified party by wire transfer of immediately available funds within 10 business days after the date of such notice.

        (c) The failure of the indemnified party to give reasonably prompt notice of any Claim shall not release, waive or otherwise affect the indemnifying party's obligations with respect thereto except to the extent that the indemnifying party can demonstrate actual loss and prejudice as a result of such failure.

        8.4  Tax Matters.

        (a) Except as otherwise provided in this Section 8.4, all Taxes incurred in connection with this Agreement and the transaction contemplated hereby shall be borne by Seller, and Seller, at its own expense, will file, to the extent required by applicable law, all necessary Tax Returns and other documentation with respect to all such Taxes, and, if required by applicable law, the Purchaser will join in the execution of any such Tax Returns or other documentation.

        (b) All personal property, real estate, occupancy, sewage and water Taxes, assessments and other charges, if any, on or with respect to the Business and operation of the Purchased Assets will be pro rated as of the Determination Date, with Seller liable to the extent such items relate to any time period through the Determination Date and Purchaser liable to the extent such items relate to periods subsequent to the Determination Date. Purchaser shall prepare and timely file all Tax Returns required to be filed after the Determination Date with respect to the Purchased Assets, if any, and shall duly and timely pay all such Taxes shown to be due on such Tax Returns. Purchaser shall make such Tax Returns available for Seller's review no later than fifteen (15) Business Days prior to the due date for filing such Tax Returns. Within ten (10) Business Days after receipt of such Tax Returns, Seller shall pay to Purchaser its proportionate share of the amount shown as due on such Tax Returns determined in accordance with this Section 8.4(b).

        (c) Seller and Zonagen jointly and severally shall be liable for and shall pay (and shall indemnify and hold harmless Purchaser against) one half of all sales, use, stamp, documentary, filing, recording, transfer or similar fees or taxes or governmental charges (including, without limitation, real property transfer gains taxes, UCC-3 filing fees,m FAA, ICC, DOT, real estate or motor vehicle registration, title recording or filing fees and other amounts payable in respect of transfer filings) as levied by any Taxing Authority or Governmental Body in connection with the transactions contemplated by this Agreement (other than taxes measured by or with respect to income imposed on Seller, Zonagen, or on Purchaser). Purchaser shall be liable for and shall pay (and shall indemnify and hold harmless Seller against) one half of all sales, use, stamp, documentary, filing, recording, transfer or similar fees or taxes or governmental charges (including, without limitation, real property transfer gains taxes, UCC-3 filing fees, FAA, ICC, DOT, real estate and motor vehicle registration, title recording or filing fees and other amounts payable in respect of transfer filings) as levied by any Taxing Authority or Governmental Body in connection with the transactions contemplated by this Agreement. Seller hereby agrees to file all necessary documents (including, but not limited to, all Tax Returns) with respect to all such amounts in a timely manner.

        (d) Purchaser agrees to pay to Seller an amount by which (a) the excess of (i) the amount of Massachusetts Corporate Excise Tax for the year exceeds (ii) the amount of Massachusetts Corporate Excise Tax that would have been imposed had the transactions contemplated by this Agreement not occurred exceeds (b) the amount of tax payable in Massachusetts by the stockholders of Seller had they sold the stock of Seller to Purchaser for an amount equal to the Purchase Price; provided, however, that the Purchaser shall not be required to pay, indemnify or hold harmless the Seller or Zonagen for any Massachusetts Corporate Excise Tax incurred under this Section 8.4(d) in an aggregate amount in excess of $50,000. Seller hereby agrees to file all necessary documents (including, but not limited, to Tax Returns) relating to the Massachusetts Corporate Excise Tax.

        (e) Each of Purchaser and Seller shall provide the other with such assistance as may reasonably be requested by the other party in connection with the preparation of any Tax Returns, any audits or other examination by any Taxing Authority, or any judicial or administrative proceedings relating to liability for Taxes arising under Section 8.4(a), (b), (c) or
     (d), and each will retain and provide the requesting party with any records or information which may be relevant to such return, audit or examination, proceedings or determination. Any information obtained pursuant to this
     Section 8.4(e) or pursuant to any other section hereof providing for the sharing of information or review of any Tax Returns or other schedules relating to Taxes shall be kept confidential by the parties hereto.

        (f) Tax Indemnification. (i) Without duplication, Seller and Zonagen jointly and severally shall indemnify, defend and hold the Purchaser Indemnified Parties harmless from and against any and all Taxes (including interest and penalties) which may be suffered or incurred by them in respect of the sale of Purchased Assets herein except to the extent that Purchaser may be liable for Taxes under Section 8.4(b),(c) or (d); and (ii) Purchaser shall indemnify, defend and hold Seller and Zonagen harmless with respect to all Taxes (including interest and penalties) for which the Purchaser is liable under Section 8.4(b), (c) or (d).

        (g) Further Indemnification. Without duplication, Seller shall also indemnify, defend and hold harmless Purchaser from and against all losses, liabilities, damages, deficiencies, costs of expenses (including, without limitation, interest, penalties and reasonable attorneys' fees and disbursements) in respect of any Taxes of the Seller, whether or not such liability could have been avoided by timely invoking the procedure available by law to notify any Taxing Authority of the transactions contemplated by this Agreement.

        (h) Tax Contest. (i) The Seller shall notify the Purchaser in writing within thirty (30) days of receipt of written notice of any pending or threatened tax examination, audit or other administrative or judicial proceeding (a "Tax Contest") that could reasonably be expected to result in an indemnification obligation under Section 8.4(f) or (g); (ii) If an issue relates to any period ending on or prior to the Determination Date or to any Taxes for which the Seller is liable in full hereunder, the Seller shall, at its expense, control the defense and settlement of such Tax Contest. If the Tax Contest relates to any period beginning after the Determination Date or are to any Taxes for which the Purchaser is liable in full hereunder, the Purchaser shall, at its own expense, control the defense and settlement of such Tax Contest. The party not in control of the defense shall have the right to observe the conduct of any Tax Contest at its expense, including through its own counsel and other professional experts; and (iii) If an issue raised in any Tax Contest controlled by one party or jointly controlled could materially affect the liability for Taxes of the other party, the controlling party shall not, and neither party in the case of joint control shall, enter into a final settlement without the written consent of the other party, which consent shall not be unreasonably withheld. Where a party withholds its consent to any final settlement, that party may continue or initiate further proceedings, at its own expense, and the liability of the party that wished to settle (as between the consenting and the non-consenting party) shall not exceed the liability that would have resulted from the proposed final settlement (including interest, additions to tax, and penalties that have accrued at that time), and the non-consenting party shall indemnify the consenting party for such Taxes.

        (i) Disputes. In the event that a dispute arises between the Seller and the Purchaser as to the amount of Taxes, or indemnification, the parties shall attempt in good faith to resolve such dispute, and any agreed upon amount shall be paid to the appropriate party. If such dispute is not resolved thirty (30) days thereafter, the parties shall submit the dispute to a mutually agreed upon third party arbitrator for resolution, which resolution shall be final, conclusive and binding on the parties. Notwithstanding anything in this Agreement to the contrary, the fees and expenses of the arbitrator in resolving the dispute shall be borne equally by the Seller and the Purchaser. Any payment required to be made as a result of the resolution of the dispute by such arbitrator shall be made within ten (10) days after such resolution, together with any interest determined by said arbitrator to be appropriate.

        (j) Preparation of Form W-2s. Pursuant to Section 5 of Revenue Procedure 96-60, 1966-2 C.B. 399, provided that the Seller provides Purchaser with all necessary payroll records for the calendar year which includes the Closing Date, Purchaser shall furnish a Form W-2 to each employee employed by Purchaser who had been employed by the Seller disclosing all wages and other compensation paid for such calendar year, and taxes withheld therefrom, and the Seller shall be relieved of the responsibility to do so.

        8.5 Tax Treatment of Indemnity Payments. Seller and Purchaser agree to treat any indemnity payment made pursuant to this Article VIII as an adjustment to the Purchase Price for federal, state, local and foreign income tax purposes.

        8.6 Maximum Indemnity Amount. Under no circumstances shall Seller or Zonagen be required to indemnify and hold harmless the Purchaser Indemnified Parties under this Agreement with respect to Losses or Expenses incurred by the Purchaser Indemnified Parties (other than in respect of Excluded Liabilities or Taxes) in an aggregate amount in excess of $250,000 (the "Maximum Indemnity Amount").

        Notwithstanding anything herein to the contrary, (i) the amount of Losses, Expenses and Taxes indemnifiable by Seller and Zonagen hereunder shall be reduced by the amount of (a) insurance proceeds, or (b) amounts from third parties, regardless of when received, and (ii) the Seller and Zonagen shall not have liability for punitive or exemplary damages.

        Except for (i) remedies that cannot be waived as a matter of law and
(ii) remedies set forth in any agreement, instrument or document being or to be executed and delivered by Purchaser, Zonagen or Seller under this Agreement or in connection herewith on the Closing Date, this Article VIII shall be the exclusive remedy of Purchaser for any breach of any representation or warranty, or any breach of any covenant or agreement contained herein or in any closing document executed or delivered pursuant to the provisions hereof.

                                  ARTICLE IX
                                NONCOMPETITION

        9.1 Non-Solicitation and Non-Competition. Seller and Zonagen jointly and severally agree as follows:

        (a) For the period from and after the Closing Date until the third anniversary of the Closing Date (the "Non-Competition Period"), neither Seller nor Zonagen shall (the "Restricted Parties" and individually, a "Restricted Party"), directly or indirectly, provide any of the specific services or market any of the products currently provided or marketed by the Business or products or services substantially similar thereto with respect to any geographic area for which services are being provided by FTI as of the Closing Date.

        (b) During the Non-Competition Period each Restricted Party shall not, for its own benefit or for the benefit of any Person other than the Purchaser, (i) solicit, or assist any Person other than Purchaser to solicit, any officer, director, executive or employee of the Business to leave his employment, or (ii) hire or cause to be hired, or engage as a partner, contractor, sub-contractor, employee or consultant, any present officer, director, executive or employee of the Business.

        (c) During the Non-Competition Period, each Restricted Party shall not solicit or encourage any customer, client, supplier or other person or entity to terminate, curtail or otherwise limit its business relationship with Purchaser, or otherwise direct or attempt to direct any client of the Purchaser or interfere with any business relationships of the Purchaser.

        (d) Each Restricted Party acknowledges that (i) the markets to be served by the Business are national in scope and are not dependent on the geographic location of the executive personnel or the businesses by which they are employed; and (ii) the above covenants are manifestly reasonable on their face, and the parties expressly agree that such restrictions have been designed to be reasonable and no greater than is required for the protection of the Purchaser and are a significant element of the consideration hereunder.

        (e) If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 9.1 is invalid or unenforceable, the parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

                                   ARTICLE X
                                 MISCELLANEOUS

        10.1 Certain Definitions. For purposes of this Agreement, the following terms shall have the meanings specified in this Section 10.1:

        "Affiliates" means, with respect to any Person, any other Person controlling, controlled by or under common control with such Person.

        "Assumed Liabilities" has the meaning set forth in section 1.2.

        "Books and Records" shall mean (a) all records and lists of Seller pertaining to the Purchased Assets, (b) all records and lists of Seller pertaining to the Business, customers, suppliers or personnel of the Business, including, without limitation, a list of customers of the Business, (c) all product, business and marketing plans of Seller relating to the Business, and
(d) all books, ledgers, files, reports, plans, drawings and operating records of every kind maintained by Seller relating to the Business.

        "Business" has the meaning set forth in the preamble hereto.

        "Business Day" means any day of the year on which national banking institutions in New York are open to the public for conducting business and are not required or authorized to close.

        "Business Premises" shall mean all premises under the lease listed on
Schedule 3.12 attached hereto.

        "Closing" has the meaning set forth in Section 3.1.

        "Code" means the Internal Revenue Code of 1986, as amended.

        "Company Property" shall have the meaning ascribed to such term in
Section 3.12(a) hereof.

        "Confidential Information" means any material information concerning the Business that is not already generally available to the public and which Seller in its normal course of business considers to be proprietary.

        "Contract" means any Contract, agreement, indenture, note, bond, loan, instrument, lease, commitment or other arrangement or agreement.

        "Contract Rights" shall mean all of Seller's rights and obligations under the Contracts listed in Schedule 3.15 attached hereto.

        "Determination Date" has the meaning set forth in Section 1.6

        "Determination Date Balance Sheet" has the meaning set forth in
Section 1.6.

        "Determination Date Working Capital" has the meaning set forth in
Section 1.6.

        "Environmental Law" means any foreign, federal, state or local statute, regulation, ordinance, or rule of common law as now or hereafter in effect in any way relating to the protection of human health and safety or the environment including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. (S) 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. App. (S) 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. (S) 6901 et seq.), the Clean Water Act (33 U.S.C. (S) 1251 et seq.), the Clean Air Act (42 U.S.C. (S) 7401 et seq.) the Toxic Substances Control Act (15 U.S.C. (S) 2601 et seq.), the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. (S) 136 et seq.), and the Occupational Safety and Health Act (29 U.S.C. (S) 651 et seq.), and the regulations promulgated pursuant thereto.

        "Estimated Purchase Price" shall have the meaning ascribed to such term in Section 1.5 hereof.

        "Excluded Assets" has the meaning set forth in Section 1.1.

        "Excluded Liabilities" has the meaning set forth in Section 1.3.

        "Financial Statements" has the meaning set forth in Section 3.8.

        "Fixtures and Equipment" shall mean all of the furniture, fixtures, furnishings, machinery, vehicles, spare parts, supplies, equipment, and other tangible personal property owned by Seller, and used primarily in connection with the Business as described on Schedule 1.1(a).

        "GAAP" means United States generally accepted accounting principles as in effect from time to time.

        "Governmental Body" means any government or governmental or regulatory body thereof, or political subdivision thereof, whether federal, state, local or foreign, or any agency, instrumentality or authority thereof, or any court or arbitrator (public or private).

        "Hazardous Material" means any substance, material or waste which is regulated by the United States the foreign jurisdictions in which the Company conducts business, or any state or local governmental authority including, without limitation, petroleum and its by-products, asbestos, and any material or substance which is defined as a "hazardous waste," "hazardous substance," "hazardous material," "restricted hazardous waste," "industrial waste," "solid waste," "contaminant," "pollutant," "toxic waste" or "toxic substance" under any provision of Environmental Law.

        "Intellectual Property" means (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, trade names, internet domain names and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations and renewals in connection therewith, (d) all mask works and all applications, registrations and renewals in connection therewith, (e) all trade secrets and Confidential Information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing, cost, profit and sales information, business, marketing and research and development plans and proposals and other information of a similar nature), (f) all computer software and programs (including data and related documentation), and (g) all copies and tangible embodiments thereof (in whatever form or medium).

        "Inventory" shall mean all of the Business' inventory held for resale or on order by the Business and all of Seller's sample inventory, raw materials, work in process, finished products, wrapping, supply and packaging items and similar items, if any, in each case, relating to the Business and owned by Seller on the Determination Date, whether on hand, in transit or on order, provided, however, that Inventory shall not include merchandise which has been sold to customers.

        "Law" means any federal, state, local or foreign law (including common law), statute, code, ordinance, rule, regulation or other requirement.

        "Leasehold Estates" shall mean all of Seller's rights and obligations as lessee under the leases listed on Schedule 3.12 attached hereto.

        "Leasehold Improvements" shall mean all leasehold improvements situated in or on any Real Property leased by Seller relating to the Business.

        "Legal Proceeding" means any judicial, administrative or arbitral actions, suits, proceedings (public or private), claims or governmental proceedings.

        "Liability" means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

        "Lien" means any lien, pledge, mortgage, deed of trust, security interest, claim, lease, charge, option, right of first refusal, easement, servitude, transfer restriction under any shareholder or similar agreement, encumbrance or any other restriction or limitation whatsoever.

        "Material Adverse Change" means any material adverse change in the business, properties, results of operations, prospects, condition (financial or otherwise) of FTI or Purchaser, as the case may be.

        "Material Adverse Effect" means any effect which has resulted in, or is reasonably likely to result in, a Material Adverse Change.

        "Material Contracts" shall have the meaning ascribed to such terms in
Section 3.15.

        "Order" means any order, injunction, judgment, decree, ruling, writ, assessment or arbitration award.

        "Owned Properties" shall have the meaning ascribed to such term in
Section 3.12.

        "Permits" means any approvals, authorizations, consents, licenses, permits or certificates.

        "Permitted Exceptions" means (i) all defects, exceptions, restrictions, easements, rights of way and encumbrances disclosed in policies of title insurance which have been made available to Purchaser; (ii) statutory liens for current taxes, assessments or other governmental charges not yet delinquent or the amount or validity of which is being contested in good faith by appropriate proceedings, provided an appropriate reserve is established therefor; (iii) mechanics', carriers', workers', repairers' and similar Liens arising or incurred in the ordinary course of business that are not material to the business, operations and financial condition of the property so encumbered or the Company; (iv) zoning, entitlement and other land use and environmental regulations by any Governmental Body, provided that such regulations have not been violated; and (v) such other imperfections in title, charges, easements, restrictions and encumbrances which do not materially detract from the value of or materially interfere with the present use of any Company Property subject thereto or affected thereby.

        "Person" means any individual, corporation, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Body or other entity.

        "Personal Property Lease" shall have the meaning ascribed to such term in Section 3.13.

        "Purchase Price" has the meaning set forth in Section 1.4.

        "Purchased Assets" shall mean all of the assets and all other properties, and rights of every nature, kind and description, tangible and intangible (including goodwill), whether real, personal or mixed, whether accrued, contingent or otherwise and whether now existing or hereinafter acquired, that relate to and are used in the Business as the same exists on the Determination Date, including, without limitation:

        (a)  all Contract Rights;

        (b)  all Leasehold Estates;

        (c)  all Leasehold Improvements;

        (d)  all Fixtures and Equipment;

        (e)  all Inventory;

        (f)  all Books and Records;

        (g) all notes, accounts receivable (excluding intercompany and interdivisional accounts receivable) and all notes, bonds and other evidences of indebtedness of and rights to receive payment from any person or entity (in all cases, whether or not billed) and the benefit of security therefore, in each case, relating to the Business, solely to the extent, in the case of any Current Asset, that the Seller therein is a client with respect to which the Business is continuing to provide services or that Seller has a reasonable expectation of continuing to provide services as of the Closing Date;

        (h) all cash and other proceeds from the conduct of the Business, including proceeds of accounts receivable, in whatever form received, to the extent received by Seller in respect of the Business after February 28, 1999, other than any such cash or other proceeds disposed of by Seller in the ordinary course of business consistent with past practice and in accordance with the representations and warranties set forth in this Agreement;

        (i) all computer hardware and software used by Seller in the operation of the Business as described on Schedule 1.1(a) hereto;

        (j)  all Permits relating to the Business (to the extent transferable);

        (k) all owned Intellectual Property and licensed Intellectual Property, including, without limitation, that listed on Schedule 3.14 attached hereto;

        (l) the name "Fertility Technologies, Inc.", FTI's logo and all goodwill associated therewith or with the Business;

        (m) all available supplies, sales literature, promotional literature, customer, supplier and distributor lists, art work, samples display units and purchasing records utilized in the Business;

        (n) all telephone and fax numbers utilized in the Business;

        (o) all rights under or pursuant to all warranties, representations, indemnities and guaranties made by suppliers, contractors and manufacturers in connection with the Purchased Assets or services furnished to the Business or affecting the Purchased Assets, to the extent such warranties, representations, indemnities and guaranties are assignable;

        (p) all claims, causes of action, choses in action, rights of recovery and rights of set-off of any kind against any Person arising out of or relating to the Business, the Purchased Assets or the Assumed Liabilities;

        (q) all prepaid expenses, deferred charges, advance payments, security deposits and prepaid items of Seller relating to the Business; and

        (r) all other assets reflected on the Balance Sheet other than those assets disposed of in the ordinary course of business consistent with past practice subsequent to the date of the Balance Sheet.

        "Purchaser Documents" has the meaning set forth in Section 4.2.

        "Purchaser Indemnity Claim" has the meaning set forth in Section 8.1.

        "Real Property Lease" shall have the meaning ascribed to such term in
Section 3.12.

        "Release" means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, or leaching into the indoor or outdoor environment, or into or out of any property;

        "Remedial Action" means all actions to (x) clean up, remove, treat or in any other way address any Hazardous Material; (y) prevent the Release of any Hazardous Material so it does not endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; or (z) perform pre-remedial studies and investigations or post-remedial monitoring and care.

        "Seller" has the meaning set forth in the preamble hereto.

        "Seller Documents" has the meaning set forth in Section 3.2.

        "Subsidiary" means any Person of which a majority of the outstanding voting securities or other voting equity interests are owned, directly or indirectly, by FTI.

        "Taxes" means (i) all federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments, including, without limitation, all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever, (ii) all interest, penalties, fines, additions to tax or additional amounts imposed by any Taxing Authority in connection with any item described in clause (i) and (iii) any transferee liability in respect of any items described in clauses (i) and (ii).

        "Tax Returns" means all returns, declarations, reports, estimates, information returns and statements required to be filed in respect of any Taxes.

        "Taxing Authority" means any department, bureau or agency of any Taxing Jurisdiction having the legal authority to collect Taxes, or administer the Tax laws of any Taxing Jurisdiction, or with whom or which Tax Returns are required to be filed.

        "Taxing Jurisdiction" shall mean the United States of America, any foreign country, any state or local government, or any political subdivision of any of the foregoing, that imposes or administers any Tax, or which requires, by statute, regulation or otherwise, the filing of any Tax Return.

        10.2 Payment of Sales, Use or Similar Taxes. All sales, use, transfer, intangible, recordation, documentary stamp or similar Taxes or charges, of any nature whatsoever, applicable to, or resulting from, the transactions contemplated by this Agreement shall be borne equally by Seller and Purchaser, except as otherwise provided in Section 8.4.

        10.3 Survival of Representations and Warranties. The parties hereto hereby agree that the representations and warranties contained in this Agreement or in any certificate, document or instrument delivered in connection herewith, shall survive the execution and delivery of this Agreement, and the Closing hereunder, regardless of any investigation made by the parties hereto; provided, however, that any claims or actions with respect thereto (other than claims for indemnifications with respect to the representation and warranties contained in Sections 3.7, 3.11, 3.16, 3.20, 3.27 and 4.5 which shall survive for periods coterminous with any applicable statutes of limitation) shall terminate unless within twelve (12) months after the Closing Date written notice of such claims is given to Seller or Purchaser (as applicable) or such actions are commenced and continuing.

        10.4 Expenses. Except as otherwise provided in this Agreement, Seller and Purchaser shall each bear their own expenses incurred in connection with the negotiation and execution of this Agreement and each other agreement, document and instrument contemplated by this Agreement and the consummation of the transactions contemplated hereby and thereby.

        10.5 Further Assurances. Seller, Zonagen and Purchaser each agrees to execute and deliver such other documents or agreements and to take such other action as may be reasonably necessary or desirable for the implementation of this Agreement and the consummation of the transactions contemplated hereby.

        10.6  Submission to Jurisdiction; Consent to Service of Process.

        (a) The parties hereto hereby irrevocably submit to the non-exclusive jurisdiction of any federal or state court located within the State of Delaware over any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby and each party hereby irrevocably agrees that all claims in respect of such dispute or any suit, action proceeding related thereto may be heard and determined in such courts. The parties hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

        (b) Each of the parties hereto hereby consents to process being served by any party to this Agreement in any suit, action or proceeding by the mailing of a copy thereof in accordance with the provisions of Section 10.10.

        10.7 Entire Agreement; Amendments and Waivers. This Agreement (including the schedules and exhibits hereto), represents the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by the party against whom enforcement of any such amendment, supplement, modification or waiver is sought. No action taken pursuant to this Agreement, including without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law.

        10.8 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

        10.9 Table of Contents and Headings. The table of contents and section headings of this Agreement are for reference purposes only and are to be given no effect in the construction or interpretation of this Agreement.

        10.10 Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given when delivered personally or mailed by certified mail, return receipt requested, to the parties (and shall also be transmitted by facsimile to the Persons receiving copies thereof) at the following addresses (or to such other address as a party may have specified by notice given to the other party pursuant to this provision):

        If to the Seller or Zonagen, to:

        c/o Zonagen, Inc.
        2408 Timberloch Place, Suite B-4
        The Woodlands, Texas 77380
        Attention:  Joseph Podolski
        Facsimile:  (281) 719-3664

        With a copy to:

        Andrews & Kurth LLP
        2170 Buckthorne Place, Suite 150
        The Woodlands, Texas 77380
        Attention:  Jeffrey Harder
        Facsimile:  (713) 238-7282

        If to Purchaser, to:

        280 Park Avenue
        West Building, 28th Floor
        New York, New York 10017
        Attention:  Samuel Shimer
        Facsimile:  (212) 867-3226

        With a copy to:

        Weil, Gotshal & Manges LLP
        767 Fifth Avenue
        New York, New York 10153
        Attention:  Norman D. Chirite
        Facsimile:  (212) 310-8007

        10.11 Severability. If any provision of this Agreement is invalid or unenforceable, the balance of this Agreement shall remain in effect.

        10.12 Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. Nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any person or entity not a party to this Agreement except as provided below. No assignment of this Agreement or of any rights or obligations hereunder may be made by either the Seller or the Purchaser (by operation of law or otherwise) without the prior written consent of the other parties hereto and any attempted assignment without the required consents shall be void; provided, however, that Purchaser may assign this Agreement and any or all rights or obligations hereunder (including, without limitation, Purchaser's rights to purchase the Purchased Assets and Purchaser's rights to seek indemnification hereunder) to any Affiliate of Purchaser. Upon any such permitted assignment, the references in this Agreement to Purchaser shall also apply to any such assignee unless the context otherwise requires.

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first written above.

                                        ZONAGEN, INC.

                                        By: /s/ Louis Ploth, Jr.
                                           -------------------------------------
                                        Name:  Louis Ploth, Jr.
                                        Title: Vice President & CFO

                                        FERTILITY TECHNOLOGIES, INC.

                                        By: /s/ Louis Ploth, Jr.
                                           -------------------------------------
                                        Name:  Louis Ploth, Jr.
                                        Title: General Manager

                                        SAGE BIOPHARMA, INC.

                                        By: /s/ James T. Posillico
                                           -------------------------------------
                                        Name:  James T. Posillico
                                        Title: President & CEO